Exhibit 3.18

AMERICAN BAR ASSOCIATION MEMBERS/

STATE STREET COLLECTIVE TRUST

AMENDMENT

TO

FUND DECLARATIONS

Pursuant to Sections 3.03 and 7.01 of the Declaration of Trust, dated December 5, 1991, as amended as of July 31, 1995, July 15, 2002 and December 1, 2004 (the “Declaration of Trust”), which authorizes the trustee of the American Bar Association Members/State Street Collective Trust (the “Collective Trust”) to amend the Fund Declarations of the investment funds established under the Collective Trust, State Street Bank and Trust Company of New Hampshire, as trustee of the Collective Trust, hereby amends each of the Fund Declarations of the Collective Trust which are listed on Exhibit A hereto (the “Fund Declarations”) to reflect a change in the Trust, Management and Administration Fee payable to State Street Bank and Trust Company as described below.

1. Effective as of August 1, 2006, Schedule A of each of the Fund Declarations is hereby amended and restated in its entirety as follows:

For services rendered to the Fund/Retirement Date Funds, State Street Bank and Trust Company (“State Street Bank”) shall be entitled to receive with respect to the assets of the Fund/Retirement Date Funds a Trust, Management and Administration fee, charged at the following annual rates, which will accrue on a daily basis and will be paid monthly, provided that such fee shall be reduced by the amount of any fee received by State Street Bank (which for these purposes shall not exceed the amount set forth below) on account of the investment of any assets of the Fund/Retirement Date Funds in any other collective investment fund, including any other Investment Fund, maintained by State Street Bank and Trust Company of New Hampshire:

Aggregate Value of Assets (excluding for this purpose assets of a Fund consisting of direct holdings of Units in another Fund)
in Stable Asset Return, Intermediate Bond, Balanced, Large-Cap Value Equity, Large-Cap Growth Equity, Index Equity,
Mid-Cap Value Equity, Mid-Cap Growth Equity, Small-Cap Equity and International Equity Funds and Retirement Date
Funds

Rate
First $1.0 billion	.217%
Next $1.8 billion	.067%
Over $2.8 billion	.029%

3. Except as modified hereby, the Fund Declarations shall remain in full force and effect, without modification or waiver.

IN WITNESS WHEREOF, STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE has caused its name to be signed to this Amendment to Fund Declarations by its proper officer on April 13, 2006.

STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE

By:	/s/ Shawn P. Currier
Name:	Shawn P. Currier
Title:	Vice President

EXHIBIT A

FUND DECLARATIONS

1.	Eighth Amended and Restated Fund Declaration of Balanced Fund dated as of July 1, 2004

2.	Fifth Amended and Restated Fund Declaration of Large-Cap Value Equity Fund dated as of April 1, 2003

3.	Eighth Amended and Restated Fund Declaration of Large-Cap Growth Equity Fund effective as of March 1, 2006

4.	Fifth Amended and Restated Fund Declaration of Index Equity Fund dated as of April 15, 2002

5.	Ninth Amended and Restated Fund Declaration of Small-Cap Equity Fund dated as of July 1, 2005

6.	Sixth Amended and Restated Fund Declaration of International Equity Fund dated as of April 1, 2003

7.	Second Amended and Restated Fund Declaration of the Structured Portfolio Service dated as of April 15, 2002

8.	First Amended and Restated Fund Declaration of Mid-Cap Growth Equity Fund dated as of April 1, 2003

9.	First Amended and Restated Fund Declaration of Mid-Cap Value Equity Fund dated as of April 1, 2003

10.	Sixth Amended Fund Declaration of Stable Asset Return Fund dated as of April 1, 2003

11.	Fifth Amended and Restated Fund Declaration of Intermediate Bond Fund, dated as of April 15, 2002

12.	Fund Declaration of Retirement Date Funds effective as of August 1, 2006